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                                                                   Exhibit 11(b)

                                  June 20, 2005


Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York  10019-6099

          Re:  The Gabelli Equity Trust Inc.

Ladies and Gentlemen:

            We have acted as special Maryland counsel to The Gabelli Equity Trust Inc., a Maryland corporation (the "Company"), in connection with its acquisition of substantially all of the assets of Sterling Capital Corporation, a New York corporation (the "Sterling Capital"), in exchange for Common Stock shares (the "Shares"), par value $.001 per share, of the Company and the assumption by the Company of Stated Liabilities of Sterling Capital pursuant to an Agreement and Plan of Reorganization (the "Agreement"), dated as of May 23, 2005, among the Company, Sterling Capital and Gabelli Funds, LLC (solely for purposes of Section 5(b) of the Agreement). Capitalized terms used herein have the same meanings ascribed to them in the Agreement unless defined otherwise herein.

            We have examined the Company's Registration Statement on Form N-14 substantially in the form in which it is to become effective (the "Registration Statement"), the Company's Charter and Bylaws, and the Agreement. We have further examined and relied on a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

            We have also examined and relied on such corporate records of the Company and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies. We have further assumed that the Agreement constitutes the legal, valid and binding obligation of Sterling Capital, enforceable against Sterling Capital in accordance with its terms.

            Based upon the foregoing, we are of the opinion that:

            1. The Company is a corporation validly existing and in good standing under the laws of the State of Maryland; and
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Willkie Farr & Gallagher LLP
June 20, 2005
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            2. The Shares to be issued pursuant to the Agreement have been duly authorized, and, when issued in accordance with the Agreement and for the consideration set forth therein will be validly issued, fully paid and nonassessable under the laws of the State of Maryland.

            This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as the authorization and issuance of stock. It does not extend to the securities or "blue sky" laws of Maryland, to federal securities laws or to other laws.

            You may rely on this opinion in rendering your opinion to the Company that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement. We do not thereby admit that we are "experts" as that term is used in the Securities Act of 1933 and the regulations thereunder. This opinion may not be relied on by any other person or for any other purpose without our prior written consent. This opinion is rendered as of the date hereof. We assume no obligation to supplement or update this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters specifically set forth herein, and no other opinion shall be inferred beyond the matters expressly stated.

                                    Very truly yours,

                                    /s/ Venable LLP